Exhibit 11(ii) under Form N-1A
                                         Exhibit 99 under Item 601/Reg. S-K


                             BALDWIN & HASPEL

                                LAW OFFICES

CONRAD MEYER III      ENERGY CENTRE        CUTHBERT S. BALDWIN 11891-19691
JEROME J. RESO. JR.                        EDWARD HASPEL 11889-19631
JOEL A MENDLER   1100 POYDRAS, SUITE 2200
CONRAD MEYER IV                            ROBERT R. RAINOLD
ROBERT J. SKINNERNEW ORLEANS, LA. 70163-2200 LEON S. CAHN
H. SLOAN MCCLOSKEY                         A.B. KUPPERMAN
MALCOLM A. MEYER      (504)585-7711        EDWARD P. ECUYER
WILLIAM E. WRIGHT, JR.
MONICA T. SURPRENANTTELECOPIER 522-0608    EDWARD T. SUFFERN, JR.
JOHN A. ROUCHELL                           JANET D. DILZELL
JACK A. RICCI          FIFTH FLOOR         JUDY L. BURNTHORN
JEANNIE MORRIES RANDAZZO2121 AIRLINE HIGHWAY DENNIS M. LABORDE
MARY ANN MCGRATH SWAIMMETAIRIE, LA 70001   DARYL G. GLORIOSO
JAMES P. MAGEE        (504) 836-8480       BEVERLY KLUNDT BAUDOUIN
DAVID P. BANOWETZ, JR.TELECOPIER 836-8420  GARY J. GIEPERT
                                           L. PAUL HOOD, JR.


                              August 26, 1988


Trustees
Tower Louisiana Municipal Income Fund
c/o Federated Securities Corp.
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

                    Re:  Tower Louisiana Municipal Income Fund

Gentlemen:

          You have requested our opinion with respect to the tax treatment under the laws of the State of Louisiana (and its political subdivisions) of the holders of your shares who are subject to taxation in such jurisdictions. You have furnished us with a copy of your proposed Registration Statement to be filed under the United States Securities Act of 1933 and the Investment Company Act of 1940, as amended.

     On the basis of the information furnished, we understand that the Tower Mutual Funds (`Group'') is a Massachusetts business trust created under a Declaration of Trust.(Trust') dated April 8, 1988. We have not examined the Trust. The Group is an open-end, diversified investment company (a mutual fund). The Tower Louisiana Municipal Income Fund (`Income Fund'') is one of a series of non-diversified investment portfolios in the Group. Pursuant to your investment policy, the Income Fund is designed to invest primarily in Louisiana municipal bonds, but is author-ized to invest in: (1) debt obligations, including industrial development bonds, issued on behalf of the State of Louisiana, its political subdivisions or agencies; (2) debt obligations issued by or on behalf of any state, including the District of Columbia, or any political subdivision of the foregoing; (3) participation interest in any of the foregoing; and (4) short-term tax-exempt or taxable temporary investments.

Trustees
Tower Louisiana Municipal
  Income Fund

     You have further advised us that we are to assume the following:

     1. The Income Fund will be treated as a corporation for federal income tax purposes pursuant to Section-7701 (a) of the Internal Revenue Code of 1986, as amended (`Code'').

     2. The Income Fund will, at all times, qualify as a regulated investment company as that term is defined in Code Section 851.

     3. The holders of shares in the Income Fund will, at all times, qualify for the federal tax treatment afforded shareholders under code Section 852 who receive dividends from a regulated investment company and, in particular, Code Section 852 (b) (5).

     4. The interest received from any obligation held by the Income Fund will qualify as interest excludable from gross income for federal income tax purposes under Code Section 103 (a).

     For Louisiana individual income tax purposes, adjusted gross income of a resident individual is defined by reference to federal adjusted gross income, with certain specified modifications (La. Rev. Stat. 47:293). One such modification provides that:

     Interest on obligations of the State of Louisiana, its political subdivisions, public corporations created by them and constituted authorities thereof authorized to issue obligations on their behalf, title to which obligations are vested with a resident individual shall be excludable from `tax table income'' and is hereby declared exempt from state income taxation. [La. Rev. Stat. 47:293 (5)].

However, interest on obligations of a state or political subdivision (other than Louisiana and its municipalities) is included in a Louisiana resident individual's `tax table income'' if title to such obligation is vested with the resident individual on or after January 1, 1980. [La. Rev. Stat. 47:293 (5)].

     For Louisiana corporate income tax purposes, interest on obligations or securities issued by the State of Louisiana or its political or municipal subdivisions is exempt and therefore excluded from gross income. (La. Rev. Stat. 47:287.738C). Regulations issued by the Louisiana Department of Revenue prior to the revision of the Corporate Income Tax Act in 1986 provided, in part:

     ITR 48.1.    Interest of State or Local Obligations.- Interest
     received upon obligations of the State of Louisiana, or any political subdivision thereof, is exempt only where the obligations are issued under the authority of Acts of the Legislature of the State of Louisiana and that authorization specifically exempts such interest from taxation. Interest received upon obligations of a state, or political subdivision there of, other than Louisiana is tax-able. For purposes of this Article, obligations issued by or on behalf of the State of Louisiana or a duly organized political subdivision acting by constituted authorities empowered to issue such obligations, are the



Trustees
Tower Louisiana Municipal
  Income Fund

     obligations of the State of Louisiana or a political subdivision thereof. The term `political subdivision,'' denotes any division of the State of Louisiana which is a municipal corporation, or to which has been delegated the right to exercise part of the sovereign power of the State of Louisiana,. As thus defined, a political subdivision of the State of Louisiana any or may not, for the purpose of exemption, include special assessment districts so created, such as road, water, sewer, gas, light, reclamation, drainage, irrigation, levee, school, harbor, port improvement, and similar districts and divisions of the State of Louisiana.

Interest received by a corporation on stocks, bonds, treasury notes or other securities of the federal government is exempt from Louisiana income tax. Louisiana Revenue Bulletin, Vol. 7, No. 8, February, 1977.

     Partnerships, estates and trusts are not subject to income tax on interest from obligations of the State of Louisiana or any political or municipal subdivisions. (La. Rev. Stat. 47:48). Interest on obligations of the U.S. government or its instumentalities also is exempt. (Louisiana Partnership Return Instructions, Form IT 565; Louisiana Fiduciary Income Tax Return Instructions, Form IT 541).

     Based upon an opinion which we have received from the Louisiana Department of Revenue and taxation dated August 16, 1988 (copy enclosed), and the foregoing analysis, it is our opinion that the character of tax-exempt interest would remain tax-exempt as it flows to Louisiana residents. Since the exempt interest dividends may be paid out of interest derived from obligations of states other than Louisiana, or the Income Fund may generate non-exempt interest dividends for federal income tax purposes, it will be necessary for Louisiana residents to receive sufficient information to prepare the Louisiana income tax returns as to exempt and non-exempt interest dividend distributions, the Louisiana Department of Revenue and Taxation does not require that regulated investment companies separately report to their Louisiana shareholders interest earned on non-Louisiana obligations. However, a Louisiana resident will need a separate reporting. Additionally, a separate reporting for interest, if any, earned on U.S. government obligations will be necessary for a Louisiana resident to accurately compute Louisiana tax table income.

     Under the Tax Reform Act of 1986, interest income on certain `private activity''bonds issued after August 7, 1986 is included in calculating the federal individual alternative minimum tax and the federal corporate alternative minimum tax. Code Sec. 57 (a)(6). To the extent the Income Fund invests in these types of private activity bonds, the Income Fund's dividends on the bonds may be treated as a tax preference item in computing a resident individual's or resident corporation's Louisiana income tax.

     Based on the foregoing, we are of the opinion that under Louisiana law in effect as of the date of this letter:

     1. The income of the Income Fund will be considered the income of the shareholders for Louisiana income tax purposes in proportion to the respective dividends received or deemed received by a shareholder.


Trustees
Tower Louisiana Municipal
  Income Fund

     2. Dividends represented by interest from obligations of the Income Fund which are issued by the State of Louisiana or any of its political subdivisions, which interest is exempt from Federal income tax, also will be exempt from regular Louisiana income tax when paid by you to your Louisiana shareholders who are individuals, trust, estates, corporations or partnerships.

     3. Dividends representing interest from obligations held by the Income fund which are issued by a state (other than Louisiana), territory or possession of the United States, or any political subdivision thereof, including the District of Columbia, will be subject to regular Louisiana income tax when received by Louisiana shareholders who are individuals, trust, estates, corporations or partnerships, unless exempted from state income taxation by a law of the United States.

     We have not examined any Income Fund Obligation held or to be held in the Income fund and we express no opinion as to whether the interest earned on any such Income Fund Obligations or the actual Income fund Obligation in fact will be exempt from any federal or Louisiana taxes of any kind of description. In rendering this opinion, we have relied solely on the information contained in the proposed Registration Statement and the assumptions, both as set forth in this opinion letter. Finally, in rendering this opinion, we have not made any review of the proceedings relating to the issuance of the Income fund Obligations or the basis for any opinion issued to you by bond Counsel.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm in such Registration Statement and the Preliminary Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required in Section 7 of the Securities Act of 1933, as amended, and the rule and regulations thereunder.

                         Very cordially yours,

                         BALDWIN & HASPEL

JAM/meg
Encl.